SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*


                               PHARMACYCLICS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   716933 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 21, 2001
--------------------------------------------------------------------------------

                                    --------
             (Date of Event which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 26 Pages
                       Exhibit Index Contained on Page 23

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 2 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a)  [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                              82,00       -0- shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                  -0-

----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

------------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 3 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a)  [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                              00         216,430 shares which are directly owned by Integral Capital
                SHARES                             Partners IV, L.P. ("ICP4").   ICM4 is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           216,430 shares

----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              216,430 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.34%


----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 4 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a)  [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,050 shares, which shares are directly owned by Integral Capital
                SHARES                                     Partners IV MS Side Fund, L.P. ("Side Fund").  Integral NBT is
             BENEFICIALLY                                  the general partner of Side Fund
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,050 shares

----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                1,050 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.01%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13D        Page 5 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management V, LLC ("ICM5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a)  [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       273,170 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           273,170 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              273,170 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.69%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

------------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13D        Page 6 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP Management V, LLC ("ICP Management 5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a)  [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       4,450 shares, of which 3,690 shares are directly owned by
                SHARES                                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund")
             BENEFICIALLY                                  and 760 shares are directly owned by Integral Capital Partners V
            OWNED BY EACH                                  SLP Side Fund, LLC ("5 SLP Side Fund"). ICP  Management 5 is the
              REPORTING                                    general partner of ICP5 Side Fund and the manager of 5 SLP Side
                PERSON                                     Fund.
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           4,450 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                4,450 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

------------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 7 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a)  [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares

----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 8 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a)  [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares

----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 9 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. (ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

            (a)            (b)   X

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       216,430 shares are directly owned by ICP4. Integral Capital
                SHARES                                     Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           216,430 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              216,430 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.34%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 10 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a)  [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,050  shares are directly owned by Side Fund. Integral Capital
                SHARES                                     Partners NBT, LLC is the general partner of Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,050 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                1,050 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.01%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13D        Page 11 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V, L.P. ("ICP5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

            (a)              (b)  X

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       273,170 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           273,170 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              273,170 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.69%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13D        Page 12 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                               (a)  [ ]           (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       3,690 shares, which are directly owned by ICP5 Side Fund. ICP
                SHARES                                     Management  5 is the  general  partner of ICP5 Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH

                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           3,690 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                3,690 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN


------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 716933 10 6                                            13D        Page 13 of 26 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

            (a)              (b)  X

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       760 shares, which are directly owned by 5 SLP Side. ICP
                SHARES                                     Management 5 is the manager of 5 SLP Side.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH

                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           760 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  760 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 26 Pages

ITEM 1(a).        NAME OF ISSUER:

                  Pharmacyclics Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  995 E. Arques Avenue
                  Sunnyvale, CA  94085

ITEM 2(a), (b), (c).       NAME  OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"),
Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM3, ICM4, Integral NBT, ICM5, and ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund") and the manager of Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side"). With respect to ICM3, ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM3's, ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3, ICPI3, ICP4, Side Fund, ICP5, ICP5 Side Fund, and 5 SLP Side, and none of ICM3, ICM4, Integral NBT, ICM5 or ICP Management directly or otherwise hold any Shares. Management of the business affairs of ICM3, ICM4, Integral NBT, ICM5 and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3, ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively such that no single general partner of ICM3, ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

                                                             Page 15 of 26 Pages

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  716933 10 6

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [.]  Broker or dealer  registered  under Section 15 of the Exchange
                  Act.

         (b) [.]  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [.]  Insurance  company  as  defined  in Section   3(a)(19) of  the
                  Exchange Act.

         (d) [.]  Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.

         (e) [.]  An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E);

         (f) [.] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [.] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [.] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [.] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [.]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.


         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                                             Page 16 of 26 Pages

         A.       Integral Capital Management III, L.P.

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class:  0.00%
                  (c)      Number of shares as to which such person has:

                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote:  -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition:  -0-

         B.       Integral Capital Management IV, LLC

                  (a)      Amount Beneficially Owned:  216,430
                  (b)      Percent of Class:  1.34%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote:  216,430
                           3. Sole power to dispose or to direct the disposition:  -0-
                           4. Shared power to dispose or to direct the disposition:  216,430

         C.       Integral Capital Partners NBT, LLC

                  (a)      Amount Beneficially Owned:  1,050
                  (b)      Percent of Class:  0.01%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote:  1,050
                           3. Sole power to dispose or to direct the disposition:  -0-
                           4. Shared power to dispose or to direct the disposition:  1,050

         D.       Integral Capital Management V, LLC

                  (a)      Amount Beneficially Owned:  273,170
                  (b)      Percent of Class:  1.69%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote:  273,170
                           3. Sole power to dispose or to direct the disposition:  -0-
                           4. Shared power to dispose or to direct the disposition:  273,170


                                                             Page 17 of 26 Pages

         E.       ICP Management V, LLC

                  (a)      Amount Beneficially Owned:  4,450
                  (b)      Percent of Class:  0.02%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote:  4,450
                           3. Sole power to dispose or to direct the disposition:  -0-
                           4. Shared power to dispose or to direct the disposition:  4,450

         F.       Integral Capital Partners III, L.P.

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class:  0.00%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote:  -0-
                           3. Sole power to dispose or to direct the disposition:  -0-
                           4. Shared power to dispose or to direct the disposition:  -0-

         G.         Integral Capital Partners International III, L.P.

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class:  0.00%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  -0-
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  -0-

         H.       Integral Capital Partners IV, L.P.

                  (a)      Amount Beneficially Owned:  216,430
                  (b)      Percent of Class:  1.34%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  216,430
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  216,430


                                                             Page 18 of 26 Pages

         I.       Integral Capital Partners IV MS Side Fund, L.P.

                  (a)      Amount Beneficially Owned:  1,050
                  (b)      Percent of Class:  0.01%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote: 1,050
                           3. Sole power to dispose or to direct the disposition:  -0-
                           4. Shared power to dispose or to direct the disposition:  1,050

         J.       Integral Capital Partners V, L.P.

                  (a)      Amount Beneficially Owned:  273,170
                  (b)      Percent of Class:  1.69%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote:  273,170
                           3. Sole power to dispose or to direct the disposition:  -0-
                           4. Shared power to dispose or to direct the disposition:  273,170

         K.       Integral Capital Partners V Side Fund, L.P.

                  (a)      Amount Beneficially Owned:  3,690
                  (b)      Percent of Class:  0.02%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote:  3,690
                           3. Sole power to dispose or to direct the disposition:  -0-
                           5. Shared power to dispose or to direct the disposition:  3,690

         L.        Integral Capital Partners V SLP Side Fund, LLC

                  (a)      Amount Beneficially Owned:  760
                  (b)      Percent of Class: 0.00%
                  (c)      Number of shares as to which such person has:
                           1. Sole power to vote or to direct vote:  -0-
                           2. Shared power to vote or to direct vote:  760
                           3. Sole power to dispose or to direct the disposition:  -0-
                           2. Shared power to dispose or to direct the disposition:  760

                                                             Page 19 of 26 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 20 of 26 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 26, 2001

                                           INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                           By         /s/ Pamela K. Hagenah
                                              ----------------------------------
                                                          Pamela K. Hagenah
                                                          a General Partner

                                           INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                           By         /s/ Pamela K. Hagenah
                                              ----------------------------------
                                                          Pamela K. Hagenah
                                                          a Manager

                                           INTEGRAL CAPITAL PARTNERS NBT, LLC


                                           By         /s/ Pamela K. Hagenah
                                              ----------------------------------
                                                          Pamela K. Hagenah
                                                          a Manager

                                           INTEGRAL CAPITAL MANAGEMENT V, LLC


                                           By         /s/ Pamela K. Hagenah
                                              ----------------------------------
                                                           Pamela K. Hagenah
                                                           a Manager

                                           ICP MANAGEMENT V, LLC


                                           By         /s/ Pamela K. Hagenah
                                              ----------------------------------
                                                          Pamela K. Hagenah
                                                          a Manager

                                                             Page 21 of 26 Pages

                             INTEGRAL CAPITAL PARTNERS III, L.P.

                             By Integral Capital Management III, L.P., its General Partner

                             By         /s/ Pamela K. Hagenah
                                -----------------------------------------
                                            Pamela K. Hagenah
                                            a General Partner

                             INTEGRAL CAPITAL PARTNERS INTERNATIONAL, III, L.P.

                             By Integral Capital Management III, L.P., its Investment General Partner

                             By         /s/ Pamela K. Hagenah
                                -----------------------------------------
                                            Pamela K. Hagenah
                                            a General Partner

                             INTEGRAL CAPITAL PARTNERS IV, L.P.

                             By Integral Capital Management IV, LLC,
                             its General Partner

                             By         /s/ Pamela K. Hagenah
                                -----------------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                             INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                             By Integral Capital Partners NBT, LLC,
                             its General Partner

                             By         /s/ Pamela K. Hagenah
                                -----------------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                                                             Page 22 of 26 Pages

                             INTEGRAL CAPITAL PARTNERS V, L.P.

                             By Integral Capital Management V, LLC,
                             its General Partner


                             By         /s/ Pamela K. Hagenah
                                -----------------------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                             INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                             By ICP Management V, LLC,
                             its General Partner


                             By         /s/ Pamela K. Hagenah
                                -----------------------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                             INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                             By ICP Management V, LLC,
                             its Manager

                             By         /s/ Pamela K. Hagenah
                                -----------------------------------------------
                                            Pamela K. Hagenah
                                            a Manager

                                                             Page 23 of 26 Pages

                                  EXHIBIT INDEX

                                                              Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------

Exhibit A:        Agreement of Joint Filing                   24

                                                             Page 24 of 26 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated December 26, 2001 containing the information required by Schedule 13G, for the 495,100 Shares of capital stock of Pharmacyclics Inc. held by Integral Capital Partner III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a
Delaware limited partnership, and Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company.

 .

Date:  December 26, 2001
                                INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                By         /s/ Pamela K. Hagenah
                                   -----------------------------------------
                                               Pamela K. Hagenah
                                              a General Partner

                                INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                By         /s/ Pamela K. Hagenah
                                   -----------------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                INTEGRAL CAPITAL PARTNERS NBT, LLC


                                By         /s/ Pamela K. Hagenah
                                   -----------------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                                             Page 25 of 26 Pages

                                INTEGRAL CAPITAL MANAGEMENT V, LLC


                                By         /s/ Pamela K. Hagenah
                                   ---------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                ICP MANAGEMENT V, LLC


                                By         /s/ Pamela K. Hagenah
                                   ---------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                INTEGRAL CAPITAL PARTNERS III, L.P.

                                By Integral Capital Management III, L.P., its General Partner

                                By         /s/ Pamela K. Hagenah
                                   -----------------------------------------
                                               Pamela K. Hagenah
                                               a General Partner

                                INTEGRAL CAPITAL PARTNERS INTERNATIONAL,
                                III, L.P.

                                By Integral Capital Management III, L.P., its Investment General Partner

                                By         /s/ Pamela K. Hagenah
                                   -----------------------------------------
                                               Pamela K. Hagenah
                                               a General Partner

                                INTEGRAL CAPITAL PARTNERS IV, L.P.

                                By Integral Capital Management IV, LLC,
                                its General Partner

                                By         /s/ Pamela K. Hagenah
                                   -----------------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                                             Page 26 of 26 Pages

                                INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                                By Integral Capital Partners NBT, LLC,
                                its General Partner

                                By         /s/ Pamela K. Hagenah
                                   -----------------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                INTEGRAL CAPITAL PARTNERS V, L.P.

                                By Integral Capital Management V, LLC,
                                its General Partner


                                By         /s/ Pamela K. Hagenah
                                   ---------------------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                                By ICP Management V, LLC,
                                its General Partner


                                By         /s/ Pamela K. Hagenah
                                   ---------------------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                FUND, LLC

                                By ICP Management V, LLC,
                                its Manager

                                By         /s/ Pamela K. Hagenah
                                   ---------------------------------------------
                                               Pamela K. Hagenah
                                               a Manager